UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

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Service Properties Trust

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Supplement to Proxy Statement for the 2026 Annual
Meeting of Shareholders to be Held on June 11, 2026

EXPLANATORY NOTE

This proxy statement supplement (this “Supplement”) supplements and amends the definitive proxy statement on Schedule 14A (the “Proxy Statement”) filed with the Securities and Exchange Commission by Services Properties Trust, a Maryland real estate investment trust (the “Company,” “we,” “us” or “our”) on March 17, 2026.

Following the filing of the Proxy Statement, we determined that due to administrative error, the Sustainability section on pages 6 through 11 of the Proxy Statement included certain historical data. This Supplement is being filed to correct that error and replace with the updated data. The corrected information is provided below and replaces the information included in the Sustainability section on pages 6 through 11 in its entirety originally included in the Proxy Statement.

Except as specifically discussed in this Explanatory Note, this Supplement does not otherwise modify or update any other disclosures presented in the Proxy Statement. This Supplement should be reviewed in conjunction with the Proxy Statement, and, from and after the date of this Supplement, any references to the “Proxy Statement” shall be deemed to include the Proxy Statement as amended by this Supplement. In addition, this Supplement does not reflect events occurring after the date of the Proxy Statement or modify or update disclosures that may have been affected by subsequent events. All page references are to the Proxy Statement, and capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Proxy Statement.

Please note that any proxy card or notice of internet availability of proxy materials has not changed and may still be used to vote your Common Shares in connection with our 2026 Annual Meeting. If you have already submitted your vote, you do not need to take any further action. Information on how to vote your Common Shares and how to change your vote or revoke your proxy is contained in the Proxy Statement.

The disclosure in the Sustainability section on pages 6 through 11 of the Proxy Statement is hereby supplemented by amending and restating the section “Sustainability” as follows to replace the section in its entirety as provided below:

Sustainability

Overview. Our business strategy incorporates a focus on sustainable approaches to operating our properties in a manner that benefits our shareholders, tenants and the communities in which we are located. As a REIT, we are prohibited by tax law from operating our hotel properties and all of our other properties are leased to third parties that assume operating responsibilities for their properties.

Our strategy is to work with our hotel managers and net lease retail tenants to operate our properties in ways that improve the economic performance of their operations, while simultaneously managing energy and water consumption, as well as greenhouse gas emissions.

Our environmental sustainability and community engagement strategies are primarily implemented by our hotel managers and tenants and focus on a complementary set of objectives, including the following:

•	Responsible Investment: We seek to invest capital in our properties that both improves environmental performance and enhances asset value. During the acquisition of properties, RMR assesses, among other things, environmental sustainability opportunities and physical and policy driven climate related risks as part of the due diligence process.

•	Environmental Stewardship: We seek to improve the environmental footprint of our properties, including by reducing energy consumption and water usage, especially when doing so may reduce operating costs and enhance the properties’ competitive position. Although our tenants and hotel managers oversee most of the property maintenance and improvements, RMR’s asset management group works cooperatively with them whenever possible to leverage opportunities to make our properties more environmentally friendly and efficient. Working with our hotel managers and tenants, we have:

o	initiated programs at hotels to reduce energy and water use;

o	implemented various initiatives at hotels to encourage recycling of plastics, paper and metal or glass containers;

o	when renovating hotels, used energy efficient products, including lighting, windows and heating, ventilation and air conditioning equipment, and many appliances in extended stay hotels are ENERGY STAR® rated;

o	installed electric car charging stations at some of our hotels;

o	conducted building electrification and decarbonization evaluations; and

o	assessed asset-level compliance with current and future building energy and emissions performance standards across the United States and establish cost effective pathways to comply.

•	Investment in Human Capital and Employee Engagement: We have no employees of our own. We rely on our manager, RMR, and our hotel managers to hire, train, and develop a workforce that meets the needs of our business, contributes positively to our society and helps reduce our impact on the natural environment. RMR strives to create a collaborative and engaging culture, and invest in its employees.

RMR employs approximately 860 real estate professionals across the United States. In 2025, RMR was recognized as a 2025 USA Today Top Workplace. In 2024, RMR was recognized by GlobeSt. as one of commercial real estate’s Best Places to Work and by Commercial Property Executive as 11th on its list of Top Commercial Property Management Companies and by the EPA as an “ENERGY STAR Partner of the Year, Sustained Excellence.” In 2023, RMR was recognized by The Boston Globe for the fourth consecutive year as one of “The Top Places to Work in Massachusetts” in the “Large Employers” category. In 2021, RMR received the Excellence Award from the Institute of Real Estate Management.

RMR’s recruiting programs, on-boarding, retention programs and its development and training programs currently include the following:

o	Leading with Impact: Since 2016, RMR hosted Leading with Impact workshops for managers throughout the company to expand their perspectives and increase their confidence as a new manager. Within their first year, managers complete the workshop and learn how to effectively delegate, solve problems and give meaningful performance feedback.

o	Tuition Reimbursement Program: RMR offers tuition assistance up to $20,000 annually for work-related education from accredited colleges and universities in order to deepen employees’ skillsets and support personal enrichment.

o	Internship Program: RMR offers hands-on experience across a wide array of disciplines that are critical to the success of its organization. Interns have the opportunity to contribute to and learn from teams operating within RMR’s accounting, asset management, real estate development, energy and sustainability, information technology, investor relations and human resources departments.

RMR also prioritizes ongoing education and training for all employees across their organization as follows:

o	Engineering Apprenticeship Program: Given the increasing challenges within the real estate industry of attracting a qualified pool of engineers throughout the country, RMR made it a strategic priority to develop the next generation of qualified building engineers. RMR’s Engineering Apprenticeship Program standardizes the recruitment and development of engineering candidates to prepare them for open positions and to plan for future engineering needs. RMR recruits from various trade schools and job fairs to identify candidates for the two-year program with a curriculum that includes specific onboarding plans for training in electrical, heating, ventilation and air conditioning (“HVAC”), or plumbing trades and covers a range of essential engineering staff development topics.

o	Industry Associations & Credentials: In order to further their professional development, many of RMR’s employees seek out credentials and association memberships, with any membership costs reimbursed by RMR. Examples of credentials and association memberships include: Building Owners and Managers Association Membership and Event Participation, Certified Property Manager, Certified Public Accountant, National Association of Industrial and Office Properties, LEED Accredited Professional, Certified Energy Manager and Fitwel Ambassador.

Sonesta International Hotels Corporation (“Sonesta”), our largest hotel operator, has approximately 6,760 employees. Sonesta’s investments in human capital include:

o	Training & Development: Sonesta strives to help its employees grow and develop into the best they can be by offering training courses and professional development programs. Elevate, Sonesta’s most popular program, is an interactive apprenticeship for rising hotel professionals. This program is made possible by Sonesta’s partnership with the American Hotel and Lodging Association (“AHLA”). Sonesta “apprentices” are matched with Sonesta mentors to cultivate key skills in its future leaders. Using the AHLA’s Apprenticeship Program as a base, apprentices leverage AHLA materials and Sonesta mentor knowledge to complete the “Lodging Manager” competency checklist. Sonesta has had over 190 apprentices and mentors in the first three cohorts of the program.

o	Learning Library: Developed in partnership with leading subject matter experts, Sonesta’s Learning Library covers a variety of service-related topics - from front office to compliance, cybersecurity, management and leadership, and culinary training. Sonesta offers over 1,000 lessons, aligned to industry best practices and organizational key results, and available in multiple languages. These trainings, coupled with great trainer-

led learning, offer Sonesta team members training content that teaches practical skills, knowledge, and behaviors to deliver excellence within the hotel industry.

•	Board and Management Composition: Our Board and its committees reflect an overall balance of professional background, knowledge, experience, perspective, skill and expertise. RMR is an equal opportunity employer that believes workforce excellence starts at the highest levels of its organization and extends to every employee within the organization. Members of our Board and RMR’s leadership teams are comprised of individuals who exhibit ethics and integrity, have business acumen, sound judgment and a strong record of achievements.

•	Inclusive Work Culture: We believe an inclusive workplace positions RMR to achieve extraordinary results for our company. RMR seeks to attract and retain top talent through an inclusive work culture with leadership programs and initiatives like Leading with Impact, the RMR internship programs and other internal investments in broad-based training and development. Employee engagement is also a key focus of Sonesta. Sonesta believes engaged employees are enthusiastic about their work, find a greater sense of meaning in what they do, see a stronger connection between their strengths and their role, and expend discretionary effort in their performance. These positive behaviors make a difference in terms of reputation, productivity, and profit. Sonesta had over 5,500 employees participate in their employee engagement survey, conducted in the spring of 2022 with equal engagement regardless of gender or ethnicity. Sonesta’s engagement scores exceeded national benchmarks and improved over Sonesta’s previous year scores.

To learn more about our and RMR’s sustainability initiatives, visit www.svcreit.com/about/Sustainability and www.rmrgroup.com/corporate-sustainability.

To learn more about Sonesta’s sustainability initiatives, visit www.sonesta.com/esg-sonesta.

Sustainability Accounting Metrics. The following disclosures are informed by the guidance of the Sustainability Accounting Standards Board (“SASB”) Industry Standard for Real Estate Version 2023-06. To the extent an accounting metric, as defined by the SASB Standard, is not applicable to our portfolio or data to report on the applicable accounting metric is not available to us, we have not made any disclosure.

For the following disclosures, our properties are reported in two operating segments, Hotel and Net Leased Retail, and are consistent with how these properties and our operating results are presented in our other SEC filings. The information presented is as of December 31, 2025, unless otherwise noted. Additionally, for all sustainability accounting metrics, Same Property includes properties owned and were operated continuously by our managers and tenants since January 1, 2024.

CODE	METRIC	VALUE (Hotels)	VALUE (Net Leased Retail)
IF-RE-130a.1	Energy Consumption Data Coverage as a Percentage of Floor Area (%)	67.0%	0.1%
IF-RE-130a.2 (1)	Total Energy Consumed by Portfolio Area with Data Coverage (GJ)	871,136	1,150
IF-RE-130a.2 (2)	Percentage of Total Energy from Grid Electricity (%)	63.5%	34.4%
IF-RE-130a.2 (3)	Percentage of Total Energy from Renewable Source (%)	0.0%	0.0%

CODE	METRIC	VALUE (Hotels)	VALUE (Net Leased Retail)
IF-RE-130a.3	Like-for-Like Percentage Change in Energy Consumption (%)	0.6%	20.3%
IF-RE-130a.4 (1)	Percentage of Eligible Portfolio that has an Energy Rating (%)	59.0%	0.0%
IF-RE-130a.4 (2)	Percentage of Eligible Portfolio that is Certified to ESTAR (%)	10.7%	0.0%
IF-RE-130a.5	Description of how building energy management considerations are integrated into property investment analysis and operational strategy	See description below table.
IF-RE-140a.1 (1)	Water Withdrawal Data Coverage as a Percentage of Total Floor Area (%)	67.2%	0.0%
IF-RE-140a.1 (2)	Water Withdrawal Data Coverage as a Percentage of Floor Area in Water Stress Regions (%)	78.5%	0.0%
IF-RE-140a.2 (1)	Total Water Withdrawn by Portfolio Area with Data Coverage (km3)	2,049	0.0
IF-RE-140a.2 (2)	Percentage of Water Withdrawn in Regions with High or Extremely High Water Stress (%)	36.0%	0.0%
IF-RE-140a.3	Like-for-Like Percentage Change in Water Withdrawn (%)	-4.8%	-100.0%
IF-RE-140a.4	Description of water management risks and discussion of strategies and practices to mitigate those risks	See description below table.
IF-RE-410a.1 (1)	Percentage of New Leases That Contain a Cost Recovery Clause (%)	0.0%	0.0%
IF-RE-410a.1 (2)	Associated leased floor area, by property sector (m2)	0	0
IF-RE-410a.3	Discussion of approach to measuring, incentivizing and improving sustainability impacts of tenants	See comments below table.
IF-RE-450a.1	Area in 100-year flood zone (m2)	160,173	2,215
IF-RE-450a.2	Description of climate change risk exposure analysis, degree of systematic portfolio exposure, and strategies for mitigating risks	See description below table.
IF-RE-000.A	Number of Assets	94	762
IF-RE-000.B	Leasable Floor Area (m2)	1,465,123	1,263,658
IF-RE-000.C	Indirectly Managed Assets (%)	100%	98.6%
IF-RE-000.D	Average Occupancy Rate (%)	64.1%	97.3%

SASB Accounting Metric Code: IF-RE-130a.5: Energy management integration discussion.

Our managers deploy energy management best practices that improve the economic performance of their operations, which include:

o	Centralized utility bill processing and payment system;

o	ENERGY STAR® benchmarking (hotel properties);

o	Real-time energy monitoring (hotel properties);

o	Light Emitting Diodes lighting upgrades;

o	Energy performance review for end-of-life HVAC equipment replacements; and

o	Exposure to and compliance with Building Performance Standards (“BPS”) laws.

These energy management efforts reduce energy usage helping to generate both economic and environmental benefits.

During the acquisition of properties, RMR assesses, among other things, energy management opportunities and physical and policy driven climate related risks as part of the due diligence process.

SASB Accounting Metric Code: IF-RE-140a.4: Water management integration discussion.

Managers are strongly encouraged to use water management practices that reduce operating costs as well as their impact on the consumption of natural resources. These best practices include upgrades for indoor plumbing fixtures, low-flow water closets and urinals, low-flow flush valves, low-flow automatic faucet controls, low-flow faucet aerators and shower heads, water-efficient landscaping and cooling tower water management, among others.

SASB Accounting Metric Code: IF-RE-410a.3 Discussion of approach to measuring, incentivizing, and improving sustainability impacts of tenants.

On our behalf, RMR collaborates with our hotel managers and net leased retail tenants to capture environmental data for our properties. Engaging with our managers and tenants that manage data directly, RMR has increased visibility into operational performance for our properties. This effort has provided insight for over 9.4 million square feet of Hotel and Net Lease properties. RMR’s asset managers encourage our hotel managers and Net Lease tenants to operate our properties in ways that improve the economic performance of their operations, while simultaneously managing energy and water consumption, as well as greenhouse gas emissions.

SASB Accounting Metric Code: IF-RE-450a.2 Description of climate change risk exposure analysis, degree of systematic portfolio exposure, and strategies for mitigating risks.

We define climate change resilience as our ability to anticipate, prepare for and recover from adverse physical climate activity including increased severity of acute weather events and chronic changes to weather patterns as well as identify and plan for climate-related transitional activities such as changes in policy and market-driven expectations.

Properties susceptible to inundation from flood waters are evaluated routinely. The evaluation may include implementing tenant and local agency coordination protocols, property incident response plan reviews, insurance provider assessments and the implementation of physical protection elements, such as flood protection barriers.

We routinely utilize technology to evaluate our properties for energy and water performance. Such activities support lower operating expenses, improve comfort for our occupants and reduce our exposure to impacts from policies targeting greenhouse gas emissions.

Our portfolio strategy includes the development of hazard and vulnerability assessments of our existing properties and scenario planning and economic risk reviews of property development opportunities over long term ownership periods. In 2021 RMR, in coordination with a third party consultant, began physical climate scenario analyses for substantially all our properties. In 2024 and early 2025, RMR refreshed these analyses. The climate scenario assessments under evaluation include current physical climate risk exposure and assessments of future physical climate risk exposure models that consider a “business as usual” approach, a 2.0°C emissions mitigation approach in line with the Paris Climate Agreement and a “middle” approach, all based on the Intergovernmental Panel on Climate Change (“IPCC”) fifth Assessment Report (“AR”) Representative Concentration Pathways 8.5, 2.6, and 4.5, respectively, mapped to the latest IPCC AR6 Shared Social Economic Pathways (“SSP”) SSP1, SSP2 and SSP5, respectively. The following table summarizes physical and transitional climate change risks and opportunities identified for our portfolio.

Risks	Opportunities

•  Over time, chronic or acute climate stressors such as extreme heat, increased precipitation, inland flooding or storm surges could lead to the need for capital investments to meet landlord commitments or improve asset resilience. These climate stressors may also impact public infrastructure such as roadways and bridges, limiting access to our properties.

•  Increases in regional water stress may lead to water use restrictions and impact our operators’ and tenants’ ability to provide services to their guests and patrons.

•  Energy or emissions performance standards require capital investments to meet standards and offset regulatory fines.

• Energy-efficient, low-carbon footprint and climate change resilient properties may be in high demand, increasing revenue potential.

• Onsite solar power generation can drive down utility expenses and provide clean energy and covered parking for tenants. Battery energy storage may further reduce operating expenses and contribute to an increase of localized grid reliability.

• Innovative solutions such as smart buildings, healthy buildings and buildings with sought-after amenities such as alternative fuels and electric vehicle (“EV”) charging stations may attract high-quality, investment-grade tenants or increase corporate and leisure travel to our hotels.